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                                                                  EXHIBIT 99(c)


[CMS ENERGY LOGO]                                              [News Release]

              CMS ENERGY SHAREHOLDERS VOTE TO REELECT 10 INCUMBENTS
               AND ELECT ONE NEW MEMBER TO THE BOARD OF DIRECTORS

               JACKSON, Mich., May 28, 2004 -- CMS Energy (NYSE:CMS) shareholders reelected 10 incumbents and one new member to the Company's Board of Directors at today's annual shareholders meeting. The incumbents reelected are:
     o Kenneth Whipple, chairman and chief executive officer of CMS Energy and its principal subsidiary, Consumers Energy. Whipple is a former executive vice president, Ford Motor Company, and former president, Ford Financial Services Group, Dearborn, Mich.

     o Earl D. Holton, vice chairman of Grand Rapids, Mich.-based Meijer, Inc., operator of food and general merchandise centers.

     o David W. Joos, president and chief operating officer of CMS Energy and Consumers Energy.

     o Michael T. Monahan, president of Monahan Enterprises, L.L.C., a Michigan-based consulting firm, former chairman of Munder Capital Management, and former president of Comerica, Inc., and Comerica Bank.

     o Joseph F. Paquette Jr., former chairman and chief executive officer of PECO Energy, formerly the Philadelphia Electric Company.

     o William U. Parfet, chairman and chief executive officer of MPI Research, of Mattawan, Mich., a research laboratory conducting risk assessment toxicology studies.

     o Percy A. Pierre, professor of electrical engineering, Michigan State University, East Lansing, Mich.

     o   S. Kinnie Smith Jr., vice chairman and general counsel of CMS Energy.

     o Kenneth L. Way, former chairman of the board and chief executive officer of Lear Corporation, a Southfield, Mich.-based supplier of interior systems to the automotive industry.




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     o   John B. Yasinsky, former chairman and chief executive officer, OMNOVA
         Solutions, Inc., of Fairlawn, Ohio, a developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products.

               The new director is:

     o Merribel S. Ayres, president of Lighthouse Energy Group, L.L.C., of Washington, D.C. Ayres founded the firm, which provides governmental affairs and communications expertise, as well as management consulting and business development services, to domestic and international clients focused on energy and environmental matters. She also has served as chief executive officer of the National Independent Energy Producers.

               The shareholders also approved the four proposals recommended by management and described in the proxy materials. Those were:

     o Ratifying Ernst & Young, L.L.P., as the Company's independent auditors for 2004

     o   Amending the Performance Incentive Stock Plan

     o Retaining the Company's income tax deductibility for incentive compensation

     o Amending CMS Energy's articles of incorporation to increase the amount of authorized common stock to 350 million shares.

               CMS Energy is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

                                      # # #

For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590